Exhibit 99.1

PETMED EXPRESS, INC.

QUARTER ENDED JUNE 30, 2020

CONFERENCE CALL TRANSCRIPT

JULY 20, 2020 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express, Inc. doing business as 1-800-PetMeds conference call to review the financial results for the first fiscal quarter ended on June 30, 2020. At a request of the company, this conference is being recorded. Founded in 1996, 1-800-PetMeds is America's Largest Pet Pharmacy delivering prescription and non-prescription pet medications and other health products for dogs, cats and horses direct to the consumer. 1-800-PetMeds markets its products through national advertising campaigns, which direct consumers to order by phone or on the internet and aim to increase the recognition of its PetMeds family of brand names. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering, and rapid home delivery. At this time, I would like to turn the call over to the company's Chief Financial Officer, Mr. Bruce Rosenbloom. Mr. Rosenbloom, please go ahead.

Bruce Rosenbloom:

Thank you. I'd like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I'd like to remind everyone that the first portion of this conference call will be listen-only until the question and answer session, which will be later in the call. Also, certain information that will be included in this press conference may include forward-looking statements within the meeting of Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risk, uncertainties, and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance, or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now, let me introduce today's speaker, Mendo Akdag, the President and Chief Executive Officer of 1-800-PetMeds, Mendo.

Mendo Akdag:

Thank you, Bruce. Welcome, thank you for joining us. During the June quarter consumer demand continued to be strong for e-commerce with pet owners shifting their purchases to online. Our sales have been positively impacted due to this increased demand coinciding with our peak season. As an essential business, we have been open during our normal business hours without any material disruptions in our operations. We have also taken measures to ensure the health and safety of our employees. We have implemented working from home where possible and enhanced disinfection of our workplace. Also, so far we have not seen any material disruptions in our supply chain but as a precaution, we have temporarily increased our inventory during the quarter.

Now, we'll compare our first fiscal quarter ended on June 30, 2020, to last year's quarter ended on June 30, 2019. For the first fiscal quarter ended on June 30, 2020 sales were $96.2 million compared to sales of $80.0 million for the same period the prior year, an increase of 20%. The increase in sales was due to increases in new order and reorder sales. Our average order value was approximately $89 for the quarter compared to $86 for the same quarter last year. For the first fiscal quarter net income was $7.8 million, or $0.39 diluted per share, compared to $5.3 million, or $0.26 diluted per share, for the same quarter last year, an increase to diluted earnings per share of 47%. In addition to sales growth, operating income margin improvement of 2.1% positively impacted earnings. New order sales increased by 29% to $15.8 million for the quarter compared to $12.2 million for the same quarter the prior year. Reorder sales increased by 19% to $80.4 million for the quarter compared to reorder sales of $67.7 million for the same quarter last year. We acquired approximately 186,000 new customers in our first fiscal quarter compared to 140,000 for the same period the prior year.

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The seasonality in our business is due to the proportion of flea, tick, and heartworm medications in our product mix. Spring and summer are considered peak season with fall and winter being the off season. For the first fiscal quarter, our gross profit as a percent of sales was 27.8% compared to 27.3% for the same period a year ago, a fifty-basis points improvement.

General and administrative expenses increased by approximately $1.2 million for the quarter. The majority of this increase was related to increased payroll expenses, banks service fees, and telephone expenses. Stock-related compensation increased by $430,000 due to an increased stock price. Additional expenses of approximately $240,000 were incurred due to COVID-19, which included increased payroll, telephone, and sanitation expenses.

We spent $9.0 million in advertising for the quarter compared to $8.6 million for the same quarter the prior year, an increase of about 5%. Advertising cost of acquiring a customer for the quarter defined as total advertising expenses divided by total new customers acquired was approximately $48 compared to $62 for the same quarter a year ago, a 21% improvement. We had $86.8 million in cash and cash equivalents, and $43.1 million in inventory with no debt as of June 30, 2020. Cash from operations for the quarter was negatively impacted by a $25.2 million increase in inventory as a precaution due to possible shortages as a result of COVID-19. We intend to return to normal inventory levels in future quarters.

This ends the financial review. Operator, we are ready to take questions.

Coordinator:

Thank you. We will now begin the question and answer session. To ask a question, please first unmute your phone and then press star 1. You will be prompted to record your name and please record your company, as well. If at any time while waiting for your question to be answered you may remove your request by pressing star then 2. Once again, that is star 1 for questions at this time. One moment for our first question. And our first question comes from Anthony Lebiedzinski of Sidoti and Company. Sir, please go ahead.

Anthony Lebiedzinski:

Good morning and thank you for taking the questions. So, first, you know, as far as the sales increase, you know, part of the sales increase was an increase in A.O.V. so, perhaps Mendo, if you could maybe expand on what drove the increase in the average order value.

Mendo Akdag:	Our campaigns have encouraged upselling and cross selling, so that was the reason for the increase.

Anthony Lebiedzinski:

Go it, okay. And, you know, as far as the gross margin, obviously it was up from a year ago, but sequentially down from the last really, three quarters, you were tracking above 29% the last couple of quarters so, can you just expand on that? Are you seeing more competition or is it something else is driving the sequential downtick in the gross margin?

Mendo Akdag:

Sure, product mix was different, we had more over-the-counter sales that has lower margin. Also, reorders were very strong in the quarter that caused higher loyalty program earned credit accruals, which negatively impacted gross margin.

Anthony Lebiedzinski:

Okay, great, thank you for that and last question for me, as far as the inventory increase, was this across the board or were there any certain product categories that you focused on as far as your inventory increases?

Mendo Akdag:	Fast movers were the ones that we increased inventory. We intend to return to normal inventory levels starting in this quarter that we are in.

Anthony Lebiedzinski:	Okay, all right, thank you, and best of luck.

Mendo Akdag:	Thank you.

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Coordinator:	Thank you. Once again, if you would like to ask a question, please press star then 1. Our next question comes from Ben Rose of Battle Road Research.

Ben Rose:	Yes, good morning, Mendo, and good morning, Bruce.

Mendo Akdag:	Good morning.

Ben Rose:	I don't know that the actual results have come across the wire but could you repeat the new order sales number if you don't mind?

Mendo Akdag:	Sure. New order sales increased by 29% to $15.8 million for the quarter compared to $12.2 million for the same quarter last year.

Ben Rose:

Okay, great, so, you know. This is obviously by far and away the largest percentage increase that you've had in new order sales. Reorder sales have been trending up but just to focus on the new order sales for a moment, could you maybe just speak to what accounts for such a dramatic shift, was it in part the shift to the over-the-counter medications or was it, perhaps the change in the way you’re advertising or reaching out to new customers?

Mendo Akdag:

Demand has been strong for e-commerce and that coincided with our peak season so that helped new orders. Also, we advertised, our advertising was more effective, advertising pricing was more favorable in the quarter and demand was strong, as I said.

Ben Rose:

Okay. You know, just in a general sense I think what may be on the mind of many investors is kind of looking out over the next year or so, year-and-a-half, what is the general plan for PetMeds to sustain and, perhaps, extend its market share gains that you've seen now for the last couple of quarters due in part of the crisis?

Mendo Akdag:

Continue advertising and also we're working on redesigning our website and mobile app to optimize the user experience. Personalization and using artificial intelligence is the focus for this fiscal year.

Ben Rose:

Okay and if I may just one more for Bruce. With the inventory build, were there, perhaps, some favorable terms that the drug manufacturers were offering or, you know, was it sort of normal pricing for you to get the inventory that you needed?

Bruce Rosenbloom:

For the most part it is normal pricing, it was really more of a reaction to increased sales, increased demand, and stocking up on inventory. Obviously, hitting higher inventory levels allows us to hit volume requirements for us to receive, I guess, better rebates down the road.

Ben Rose:	Okay, thank you very much.

Bruce Rosenbloom:	You're welcome.

Coordinator:	Thank you. And as a reminder, please press star 1 for questions. The next question is from Kevin Ellich of Ace Research.

Kevin Ellich:

Good morning, guys. Hey, Mendo, first off, you know, with the sales mix increase to OTC that you cited, were there any specific promotions this quarter, or was it maybe more with coronavirus do you think that led to fewer vet visits and that’s what drove the over-the-counter increase?

Mendo Akdag:	Probably yes. The veterinarian offices, some of them were closed. So that shifted the sales from prescription to OTC. Also, brick and mortar retailers were closed.

Kevin Ellich:

Okay, that makes sense. And then, you know, with the advertising spend, even though new customer acquisition cost was lower year over year, do you think that trend is going to continue and on top of that, you know, is the $9 million or, you know, 9% as a percent of sales a target for the year? I can't remember if I saw that in the 10-K or not.

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Mendo Akdag:

I believe in the 10-K we have 9% as a percent for the year. It's going to fluctuate from quarter to quarter depending on the, you know, advertising availability and if the pricing is favorable or not to us. We budgeted more than last year so we'll be more aggressive during peak season when demand is stronger so we'll see what happens.

Kevin Ellich:	Got it, that makes sense. And remind me, you're spending primarily on online advertising, right? Have you launched any new TV campaigns?

Mendo Akdag:	We do have a TV campaign but it is small. The majority of the money is spent on online digital.

Kevin Ellich:

Okay, got it, got it. And then lastly, you know, clearly, you know, we saw a lot of competition in the last couple of years coming from other big online retailers, as well as, you know, maybe the vet channel trying to, you know, increase their e-commerce platforms Have you see any change in the competitive landscape?

Mendo Akdag:

Online was very competitive and, you know, prices stabilized in the market with manufacturers enforcing MAP policies. Veterinarians still have the majority of the market share on prescription medications. And that’s really the opportunity we anticipate continuing market share shift to direct-to-consumer online channel.

Kevin Ellich:

Got it, that makes sense. And then one last one for me. You know, with the coronavirus, as well as, you know, some large inventory consolidation that's happened, have you seen any changes in the inventory and any issues with the supply chain?

Mendo Akdag:	We did not have any issues with the supply chain in the June quarter but as a precaution, we increased our inventory as I included in my presentation.

Kevin Ellich:	Okay, that's great. Thanks, guys.

Mendo Akdag:	You're welcome.

Coordinator:	Thank you. Our last question for today will come from Anthony Lebiedzinski, Sidoti and Company.

Anthony Lebiedzinski:

Yes, good morning guys, just one follow-up question. As far as advertising expenses, so just curious with the presidential election coming up, will that have any impact, do you think as far as your ability to advertise and if so maybe talk about your expectations for costs for advertising. Thanks.

Mendo Akdag:

We have advertised minimally on television and we will stop advertising on television starting in August so it will probably mostly impact television and may have some impact on digital so the prices may be slightly higher. But that's my input on that.

Anthony Lebiedzinski:	Okay, thank you.

Mendo Akdag:	You're welcome.

Coordinator:	At this time I will turn the call over to Mendo Akdag.

Mendo Akdag:

Thank you. In fiscal 2021 we are focusing on redesigning our website and mobile app to optimize our customers’ digital experience. This wraps up today's conference call. Thank you for joining us. Operator, this ends the conference call.

Coordinator:	Thank you all for your participation on today's conference call. At this time, all parties may disconnect.

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